EXHIBIT 99.1

[inTEST News Release Letterhead]
FOR IMMEDIATE RELEASE

inTEST to Relocate Corporate Headquarters and Temptronic Corporation to State-of-the-Art Facilities

Lower Operating Costs Will Save Approximately $0.05 in Annual Earnings Per Share

CHERRY HILL, NJ, January 6, 2011 - inTEST Corporation (Nasdaq: INTT), an independent designer, manufacturer and marketer of semiconductor automatic test equipment (ATE) interface solutions and temperature management products, today announced that it will complete the relocation of its corporate headquarters, including the operations of its Mechanical Products segment, from Cherry Hill, New Jersey to Mount Laurel, New Jersey, on January 14, 2011. In addition, inTEST noted that Temptronic Corporation, a part of its Thermal Products segment, will relocate from Sharon, MA to Mansfield, MA. It is expected that Temptronic Corporation will take occupancy of its new facility on March 1, 2011.

Reduced Facilities Costs Will Save Approximately $0.05 in Annual Earnings Per Share
Robert E. Matthiessen, President and Chief Executive Officer of inTEST, commented, "With the efficiencies gained by the new facilities, we expect to benefit from a considerable reduction in our operating costs. Our new Mount Laurel, NJ headquarters will bring savings of approximately $250,000 - $300,000 per year in operating costs, as compared to costs of our current facility. In addition, we expect further savings of approximately $150,000 - $200,000 annually in operating costs with the Mansfield, MA Temptronic Corporation relocation. We expect that the combined savings will result in an improvement of approximately $0.05 in annual earnings per share."

Mr. Matthiessen added, "The inTEST headquarters and the Temptronic offices to which we will be moving are new facilities with state of the art technologies, both of which have been designed to our specifications. The layout of offices, conference rooms, cubicles, and public space is designed to create an optimal work environment for the Company's operations. The open environment will encourage teamwork and collaboration, boost productivity, and help our employees serve our customers more effectively."

New Corporate Address and Fax Number Effective January 14, 2011
Effective January 14, 2011, the new corporate headquarters address will be 804 East Gate Drive, Suite 200, Mount Laurel, New Jersey 08054. With the exception of the Company's main fax number, all phone numbers, emails and the corporate website address will not change. The new main corporate fax number will be (856) 505-8801.

About inTEST Corporation
inTEST Corporation is an independent designer, manufacturer and marketer of ATE interface solutions and temperature management products, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers. The Company's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. Specific products include positioner and docking hardware products, temperature management systems and customized interface solutions. The Company has established strong relationships with semiconductor manufacturers globally, which it supports through a network of local offices. For more information visit www.intest.com.

CONTACTS:
Hugh T. Regan, Jr.	Laura Guerrant-Oiye
Treasurer and Chief Financial Officer	Guerrant Associates
inTEST Corporation	Lguerrant@guerrantir.com
Tel: 856-505-8999	Tel: 808-882-1467

Forward-Looking Statements:
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, generally; changes in the demand for semiconductors, generally; changes in the rates of, and timing of, capital expenditures by semiconductor manufacturers; progress of product development programs; increases in raw material and fabrication costs associated with our products; implementation of additional restructuring initiatives and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.